Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: October 20, 2005

For Release: Immediately
Refer to: (317) 276-2506 — Phil Belt
Lilly Reports $.73 EPS and 10 Percent Sales Growth in the Third Quarter
Newer Products Contribute More Than $650 Million, or 18 Percent of Total Q3 Sales
Eli Lilly and Company (NYSE: LLY) today announced financial results for the third quarter of 2005.
Third-Quarter Highlights
•	Sales increased 10 percent, to $3.601 billion.

•	Newer products — Alimta®, Cialis® (non-joint-venture sales), Cymbalta®, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® — contributed $651.6 million to third-quarter sales and accounted for 18 percent of total sales, compared with 12 percent of total sales in the third quarter of 2004.

•	Cymbalta, which was launched in the U.S. in late August 2004 for the treatment of major depressive disorder and in September 2004 for the treatment of diabetic peripheral neuropathic pain, has achieved $544.8 million in U.S. sales since its launch.

•	As detailed in the Lilly ICOS third-quarter earnings results, the Lilly ICOS joint venture generated positive earnings this quarter of $19.8 million.

•	Net income and earnings per share increased 5 percent and 6 percent, to $794.4 million and $.73, respectively, compared with reported third-quarter 2004 net income of $755.2 million and $.69 per share.

•	Assuming stock option expensing in 2004, the third-quarter 2005 net income and earnings per share would have increased 14 percent, compared with the recalculated third-quarter 2004 net income of $694.9 million and $.64 per share.

Pharmaceutical Product Sales Highlights

	Third Quarter		% Change	Year-to-Date		% Change
			Over/(Under)			Over/(Under)
(Dollars in millions)	2005	2004	2004	2005	2004	2004
Zyprexa®	$1,035.1	$1,023.7	1%	$3,170.1	$3,334.3	(5)%
Diabetes Care Products	652.8	580.2	13%	2,046.5	1,936.2	6%
Gemzar®	334.3	312.7	7%	981.9	885.0	11%
Evista®	260.3	246.1	6%	770.8	755.4	2%
Cymbalta	182.8	32.5	N/M	450.9	32.5	N/M
Strattera	140.9	163.6	(14%)	384.1	483.3	(21)%
Alimta	122.3	40.0	N/M	327.4	69.4	N/M
Significant Events Over the Last Three Months
•	Conclusions of the Clinical Antipsychotic Trial of Intervention Effectiveness (CATIE) study presented in the New England Journal of Medicine showed that Zyprexa was statistically superior on time to discontinuation in patients with schizophrenia as compared to other medications. Patients taking Zyprexa also experienced significantly fewer hospitalizations for schizophrenia than patients taking other medications. The study authors also noted that Zyprexa patients experienced greater weight gain and increases in measures of glucose and lipid metabolism than patients using other antipsychotics.

•	Lilly announced an important update to the Strattera label, communicating new information regarding uncommon reports of suicidal thoughts among children and adolescents. Lilly will add a boxed warning to the label in the United States and is working with other regulatory agencies where Strattera is approved to update the label information appropriately.

•	Lilly announced positive results for Arxxant™ for the treatment of patients with diabetic retinopathy.

•	Lilly and Amylin announced results from a Phase II study showing that the long-acting release (LAR) formulation of exenatide was well tolerated and improved glucose levels in patients with type 2 diabetes. Exenatide LAR is designed to be injected once per week, minimizing the impact of treatment for patients with diabetes.

•	Lilly and Alkermes announced that patients with type 2 diabetes using Lilly/Alkermes inhaled insulin achieved blood sugar levels similar to those of patients treated with injected insulin, and that 80 percent of patients expressed a preference for the inhaled insulin system

•	over the injected form. In July, Lilly and Alkermes also announced the initiation of a Phase III clinical trial for inhaled insulin.

•	Other pipeline milestones included the start of Phase II trials for PPAR-a agonist for the treatment of atherosclerosis and the completion of Phase II trials for Factor Xa inhibitor for the treatment of deep vein thrombosis in patients after hip or knee replacement surgery.
“We are pleased that the products in our pipeline continue to progress through development, while at the same time our newer products grow as a percentage of our total sales,” said Sidney Taurel, Lilly chairman and chief executive officer. “These achievements reinforce the continued strength of our product portfolio and position us well to continue to lead the industry in innovative new treatments. As we expected, the second half of 2005 is bringing stronger sales and earnings growth as we continue to improve productivity and deliver on the promise of our portfolio.”
Third-Quarter Results
Worldwide sales for the quarter were $3.601 billion, an increase of 10 percent compared with the third quarter of 2004. Worldwide sales volume increased 7 percent, selling prices increased sales 2 percent and exchange rates increased sales by 1 percent.
Gross margins as a percent of sales increased by 1.2 percentage points, to 76.5 percent. This increase was primarily due to the favorable impact of foreign exchange rates and favorable product mix, partially offset by continued investment in the company’s manufacturing capacity.
Overall, marketing and administrative expenses increased 13 percent, to $1.071 billion. This increase was primarily due to reimbursement in 2004 from collaboration partners for marketing and selling expenses incurred related to the Cymbalta launch, the adoption of stock option expensing effective January 1, 2005, and increased incentive compensation and benefits expenses. Research and development expenses were $751.0 million, or 21 percent of sales. Compared with the third quarter of 2004, research and development expenses increased 15 percent. This increase was primarily due to increased incentive compensation and benefits expenses, increased clinical trial and development expenses, and the adoption of stock option expensing effective January 1, 2005.

Other income of $85.0 million decreased primarily due to less income related to the outlicense of legacy products outside the U.S. and to third-quarter 2004 milestones from collaborations on the duloxetine molecule, partially offset by other miscellaneous income and by the Lilly ICOS LLC joint venture becoming profitable.
Net income and earnings per share for the third quarter increased 5 percent and 6 percent, to $794.4 million and $.73, respectively. Assuming stock option expensing, which commenced January 1, 2005, had been adopted in 2004, third-quarter 2005 net income and earnings per share would have increased 14 percent, compared with the recalculated third-quarter 2004 net income of $694.9 million and $.64 per share.
Zyprexa
In the third quarter of 2005, Zyprexa sales totaled $1.035 billion, a 1 percent increase compared with the third quarter of 2004. U.S. sales of Zyprexa decreased 10 percent, to $503.9 million, due to lower underlying demand, partially offset by wholesaler de-stocking in the third quarter of 2004. Zyprexa sales in international markets increased 14 percent, to $531.2 million, driven by volume growth in a number of major markets and the impact of foreign exchange rates. Excluding the impact of exchange rates, sales of Zyprexa outside the U.S. increased 12 percent in the third quarter.
Lilly continues to expect a slight decline in its 2005 worldwide Zyprexa sales.
Diabetes Care Products
In the third quarter of 2005, diabetes care revenue, composed primarily of Humalog®, Humulin®, and Actos®, increased 13 percent, to $652.8 million, compared with the third quarter of 2004. Diabetes care revenue increased 14 percent in the U.S., to $359.0 million, driven by higher prices, offset partially by decline in underlying demand due to continued competitive pressures in the insulins market. Diabetes care revenue outside the U.S. increased 11 percent, to $293.7 million.
For the third quarter of 2005, worldwide Humalog sales were $306.2 million, an increase of 16 percent. Worldwide Humulin sales increased 3 percent, to $250.9 million. Actos generated $64.3 million of revenue for Lilly, an increase of 10 percent. As previously disclosed, since

Lilly’s share of revenue from the agreement with Takeda will vary quarter-to-quarter based on contract terms, Actos revenue will not necessarily track with product sales. As a result, it is difficult to make quarterly comparisons for Actos revenue.
Gemzar
Gemzar had sales totaling $334.3 million for the quarter, an increase of 7 percent from the third quarter of 2004. While underlying demand increased in the U.S., variation in wholesaler buying patterns in both years caused Gemzar sales in the U.S. to decrease 2 percent to $149.7 million. Sales outside the U.S. increased 15 percent, to $184.6 million.
Evista
Evista sales were $260.3 million, a 6 percent increase compared with the third quarter of 2004. U.S. sales of Evista decreased 5 percent, to $161.3 million. Sales outside the United States increased 29 percent, to $99.0 million.
Animal Health
Worldwide sales of animal health products in the third quarter were $215.7 million, an increase of 16 percent compared with the third quarter of 2004 due to strong growth in both the U.S. and overseas.
Newer Products
Cymbalta
For the third quarter of 2005, Cymbalta, indicated for treatment of major depressive disorder as well as diabetic peripheral neuropathic pain, generated $182.8 million in sales, up by 13 percent when sequentially compared with second-quarter 2005 sales of $161.4 million.
Strattera
During the third quarter of 2005, Strattera, the only nonstimulant medicine approved for the treatment of ADHD in children, adolescents and adults, generated $140.9 million of sales, a 14 percent decrease compared with the third quarter of 2004. The sales decrease was due to a decline in underlying demand.

Alimta
For the third quarter of 2005, Alimta, a treatment for malignant pleural mesothelioma and second-line treatment of non-small cell lung cancer, generated sales of $122.3 million, representing a sequential increase of 10 percent compared with second-quarter 2005 sales of $111.2 million. In the third quarter, U.S. sales of Alimta were $76.9 million and sales outside the U.S. were $45.4 million.
Forteo
Third-quarter sales of Forteo, a treatment for severe osteoporosis, were $102.6 million, a 77 percent increase compared with the third quarter of 2004. U.S. sales of Forteo increased 48 percent, to $70.4 million due to an increase in underlying demand. Sales outside the U.S. were $32.2 million.
Xigris
Sales of Xigris, the first available pharmaceutical treatment for severe sepsis, were $45.5 million, a decrease of 8 percent compared with the third quarter of 2004. U.S. sales of Xigris decreased 21 percent, to $23.5 million due to decreased demand, while sales outside the United States increased 14 percent, to $22.0 million.
Cialis
Total worldwide sales of Cialis, a treatment for erectile dysfunction marketed by Lilly ICOS LLC, were $195.1 million, a 27 percent increase compared with third-quarter 2004 worldwide sales. Worldwide Cialis sales are composed of $40.9 million of sales in Lilly territories and $154.2 million of sales in the joint-venture territories. Within the joint-venture territories, the U.S. sales of Cialis were $77.5 million in the third quarter; a 10 percent increase compared with third-quarter 2004 U.S. sales. Cialis sales in Lilly territories are reported in Lilly’s revenue, while Lilly’s 50 percent share of Cialis profits in the joint-venture territories is reported in Lilly’s other income.
Year-to-Date Results
For the first nine months of the year, worldwide sales increased 5 percent, to $10.766 billion, compared with sales for the same period in 2004. Net income and diluted earnings per share decreased 29 percent and 30 percent, to $1.279 billion and $1.17, respectively, compared with reported results for the first nine months in 2004. Eliminating the second-quarter 2005 product liability charge and the 2004 asset impairment and acquisition-related charges as well as assuming stock option expensing in 2004, the net income and earnings per share for the first nine months of 2005 would have increased 10 percent, to $2.259 billion and $2.07, respectively. This adjusted earnings growth was driven by sales growth and by operating expenses growing at a rate slower than sales. Refer to “Operating Results” and “Operating Results — Adjusted” later in this press release for a reconciliation of reported to adjusted operating income and net income.

	Year-to-Date		% Over/(Under)
Earnings per Share Reconciliation	2005	2004	2004
E.P.S. (reported)	$1.17	$1.66	(30)%
Eliminate product liability charge(a)	.90	—
Eliminate asset impairment charge(a)	—	.08
Eliminate acquired IPR&D charge related to AME acquisition(a)	—	.33

E.P.S. (adjusted)	$2.07	$2.07

Include proforma stock option expense for year-to-date 2004 period(a)	—	(.19)

E.P.S. (adjusted with options expensed)	$2.07	$1.88	10%

(a)	Refer to “Operating Results — Adjusted” later in this press release for further description.
Financial Expectations for the Fourth Quarter and Full Year 2005
The company expects fourth-quarter 2005 earnings per share of $.73 to $.79. Reported full-year 2005 earnings per share are expected to be in the range of $1.90 to $1.96, which represents 14 percent to 18 percent growth compared with reported full-year 2004 earnings per share of $1.66. Eliminating the second-quarter 2005 product liability charge, the adjusted full-year 2005 earnings per share would be $2.80 to $2.86. This full-year figure represents 9 percent to 11 percent growth compared with the recalculated full-year 2004 earnings per share of $2.58 (refer to “Reconciliation of Earnings per Share Expectations” later in this press release for further description). The 2004 recalculated full-year earnings per share assumes stock option expensing in 2004 and eliminates the 2004 charges for tax expense on the expected repatriation of earnings under the American Jobs Creation Act; asset impairments, restructuring and other special charges; and acquired in process research and development charges related to the Applied

Molecular Evolution, Inc. acquisition and the insomnia compound in-license. For the full year of 2005, the company expects sales to grow 6 percent to 8 percent.
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the third-quarter 2005 earnings conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 8:30 a.m. to 9:30 a.m. Eastern Daylight Saving Time (EDT) and will be available for replay via the website through November 17, 2005.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see Exhibit 99 to the company’s latest Form 10-Q filed August 2005. The company undertakes no duty to update forward-looking statements.
# # #

Actos® (pioglitazone hydrochloride, Takeda), Takeda
Alimta® (pemetrexed, Lilly)
Cialis® (tadalafil, ICOS), Lilly ICOS LLC
Cymbalta® (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)

Xigris® (drotrecogin alfa (activated), Lilly)
Yentreve® (duloxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company
Operating Results (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2005	2004	% Chg.	2005	2004	% Chg.
Net sales	$3,601.1	$3,280.4	10%	$10,766.2	$10,213.6	5%
Cost of sales	845.7	810.1	4%	2,576.0	2,358.2	9%
Research and development	751.0	654.8	15%	2,215.6	1,985.6	12%
Marketing and administrative	1,070.9	951.9	13%	3,307.4	3,186.0	4%
Acquired in-process research and development	—	—	—	—	362.3	N/M
Asset impairments and other special charges	—	—	—	1,073.4	108.9	N/M

Operating income	933.5	863.6	8%	1,593.8	2,212.6	(28)%

Interest expense	24.3	18.5		60.9	35.3
Other income — net	109.3	123.1		289.9	244.6

Other income (deductions)	85.0	104.6	(19)%	229.0	209.3	9%

Income before income taxes	1,018.5	968.2	5%	1,822.8	2,421.9	(25)%
Income taxes	224.1	213.0	5%	543.8	609.4	(11)%

Net income	$794.4	$755.2	5%	$1,279.0	$1,812.5	(29)%

Earnings per share — basic	$0.73	$0.70	4%	$1.18	$1.67	(29)%

Earnings per share — diluted	$0.73	$0.69	6%	$1.17	$1.66	(30)%

Dividends paid per share	$0.38	$0.355		$1.14	$1.065
Weighted-average shares outstanding (thousands) — basic	1,088,936	1,084,809		1,087,786	1,082,983
Weighted-average shares outstanding (thousands) — diluted	1,091,362	1,089,227		1,091,093	1,088,924

Eli Lilly and Company
Operating Results (Unaudited) — ADJUSTED
(Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2005	2004	% Chg.	2005(a)	2004(b)	% Chg.
Net sales	$3,601.1	$3,280.4	10%	$10,766.2	$10,213.6	5%
Cost of sales	845.7	810.1	4%	2,576.0	2,358.2	9%
Research and development	751.0	654.8	15%	2,215.6	1,985.6	12%
Marketing and administrative	1,070.9	951.9	13%	3,307.4	3,186.0	4%

Operating income	933.5	863.6	8%	2,667.2	2,683.8	(1)%

Interest expense	24.3	18.5		60.9	35.3
Other income — net	109.3	123.1		289.9	244.6

Other income (deductions)	85.0	104.6	(19)%	229.0	209.3	9%

Income before income taxes	1,018.5	968.2	5%	2,896.2	2,893.1	0%
Income taxes	224.1	213.0	5%	637.2	636.5	0%

Net income (c)	$794.4	$755.2	5%	$2,259.0	$2,256.6	0%

Earnings per share — basic	$0.73	$0.70	4%	$2.08	$2.08	0%

Earnings per share — diluted (c)	$0.73	$0.69	6%	$2.07	$2.07	0%

Dividends paid per share	$0.38	$0.355		$1.14	$1.065
Weighted-average shares outstanding (thousands) — basic	1,088,936	1,084,809		1,087,786	1,082,983
Weighted-average shares outstanding (thousands) — diluted	1,091,362	1,089,227		1,091,093	1,088,924
(a)	The 2005 year-to-date amounts are adjusted to eliminate the $1.073 billion (pretax), or $.90 per share (after-tax), second-quarter charge to cover the Zyprexa product liability settlement as well as other product liability claims not covered by the settlement.

(b)	The 2004 year-to-date amounts are adjusted to eliminate a $108.9 million (pretax), or $.08 per share (after-tax), second-quarter charge for asset impairments related to manufacturing and research and development and a $362.3 million first-quarter charge, or $.33 per share (no tax benefit), for acquired in-process research and development related to the Applied Molecular Evolution, Inc. acquisition.

(c)	If 2004 adjusted third-quarter results had been restated as if stock options had been expensed, then the net income and diluted earnings per share would have been $694.9 million and $.64 per share. If 2004 adjusted year-to-date results had been restated as if stock options had been expensed, then the net income and diluted earnings per share would have been $2.048 billion and $1.88 per share.

Eli Lilly and Company
Major Pharmaceutical Product Sales and Revenues (Unaudited)
(Dollars in millions)

	Three Months Ended		% Change	Nine Months Ended		% Change
	September 30		Over/(Under)	September 30		Over/(Under)
	2005	2004	2004	2005	2004	2004
Zyprexa	$1,035.1	$1,023.7	1%	$3,170.1	$3,334.3	(5)%
Gemzar	334.3	312.7	7%	981.9	885.0	11%
Humalog	306.2	264.6	16%	888.6	817.1	9%
Evista	260.3	246.1	6%	770.8	755.4	2%
Humulin	250.9	243.7	3%	757.5	752.5	1%
Cymbalta	182.8	32.5	N/M	450.9	32.5	N/M
Strattera	140.9	163.6	(14)%	384.1	483.3	(21)%
Prozac® family	112.4	141.0	(20)%	339.1	435.9	(22)%
Actos	64.3	58.3	10%	338.0	324.0	4%
Alimta	122.3	40.0	N/M	327.4	69.4	N/M
Humatrope®	100.2	103.6	(3)%	313.6	308.4	2%
Reconciliation of Earnings per Share Expectations

	2005	2004	% Change
	Expectations	Actual	Over/(Under)
E.P.S. (reported)	$1.90 to 1.96	$1.66	14 to 18%
Eliminate charges:
Product liability charge	.90	—
Tax expense on the expected repatriation of earnings under the American Jobs Creation Act	—	.43
Asset impairments, restructuring and other special charges	—	.38
Acquired in-process R&D for AME acquisition and insomnia compound	—	.35

E.P.S. (adjusted)	$2.80 to $2.86	$2.82	(1)% to 1%
Proforma stock option expense for 2004	—	(.24)

E.P.S. (adjusted with options expensed)	$2.80 to $2.86	$2.58	9% to 11%

Eli Lilly and Company Employment Information

	September 30, 2005	December 31, 2004
Worldwide Employees	42,900	44,500